Direct: 214-999-4645
Direct Fax: 214-999-3645
dearhart@gardere.com
September 8, 2005
Board of Directors
MDI, Inc.
9725 Datapoint Dr., Suite 200
San Antonio, Texas 78229
Ladies and Gentlemen:
     We have acted as counsel to MDI, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 4,471,800 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), to be sold from time to time by the selling stockholders specified in the Registration Statement (the “Selling Stockholders”).
     In connection with this opinion letter, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Company as we have deemed necessary to form a basis for the opinions hereinafter expressed. In our examination, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Company.
     Based upon the foregoing, and subject to the exceptions, limitations, and qualifications set forth below, we are of the opinion that:
     1. The 2,900,000 shares of currently outstanding Common Stock covered by the Registration Statement have been duly authorized and legally issued and are fully paid and nonassessable.

September 8, 2005

     2. The 1,571,800 shares of the Common Stock covered by the Registration Statement to be offered and sold by the Selling Stockholders will be, when issued pursuant to the exercise of outstanding warrants held by them, duly authorized and legally issued, fully paid and nonassessable.
     The opinions herein are also subject to the following exceptions, limitations and qualifications:
     A. The foregoing opinions relate only to matters of the internal laws of the State of Delaware without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction. The opinions expressed are as of the date hereof, and we undertake no obligation, and expressly disclaim any obligation, to advise the Company or any other person or entity of any change in any matter set forth herein.
     B. This opinion letter is delivered to the Company solely for use in connection with the Registration Statement and may not be used or relied upon for any other purpose.
     C. We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

Respectfully submitted,

GARDERE WYNNE SEWELL LLP

By:	/s/ David Earhart

David R. Earhart, Partner